Exhibit 1.4

Pivotal & Microsoft Event Addresses Healthcare STAT: Strategy and Technology Analysis for Tomorrow

FOR IMMEDIATE RELEASE

Vancouver, BC – June 7, 2005 – Pivotal Corporation, a leading CRM solution provider for mid-sized enterprises, and a subsidiary of CDC Corporation (NASDAQ: CHINA) today announced a jointly sponsored healthcare event with Microsoft Corp. that will take place in the renowned Guggenheim Hermitage Museum on June 8, 2005. Healthcare STAT: Strategy and Technology Analysis for Tomorrow featuring Gartner analyst Janice Young is an exclusive engagement that will give attendees the chance to network and learn from industry peers and experts.

During this event, Janice Young will present: The Innovative Health Plan:
Managing Revenue, Growth & Strategy. Attendees will learn how to:

•	Turn underutilized healthcare data into information that can be monetized to increase revenue and market share while decreasing administrative costs;

•	Develop long-term strategic investment plans vs. short term, point-solution tactics; and,

•	Manage business approaches that can be implemented today, beyond internal operations, to meet increasing stakeholder demands for collaboration and information access.

“More than any other organizations in the value chain, payers have the greatest potential to transform our healthcare system into one that improves the quality and affordability of healthcare,” said Dr. Dennis Schmuland, Microsoft’s Global Industry Manager for Health Plans. “Discouraged by the complexities and high maintenance costs of their existing IT infrastructures, payer organizations, now more than ever, need affordable, agile technology solutions that will enable the collaboration needed to arm consumers and providers with actionable information - necessary for them to make informed decisions and deliver evidence-based care.”

For more information on Pivotal Healthcare visit:
http://www.pivotal.com/healthcare

About Pivotal Corporation

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises – a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to produce meaningful increases in revenue, margins and customer loyalty. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, the risks involved in developing software solutions and integrating them with third-party software and services, and the ability of Microsoft and Pivotal to maintain and build their relationships as Pivotal enhances its products. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.